Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 05/09/2025 04:40 PM
Original ID: 2018-000798744
Amendment ID: 2025-005790844

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

CW Petroleum Corp

2. Article number(s) 6 is amended as follows:
See checklist below for article number information.

See attached.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 04/21/2025
(Date – mm/dd/yyyy)

Received
MAY - 2 2025
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 04/30/2025

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Christopher Williams

Contact Person: Brian Higley

Title: President

Daytime Phone Number: (801) 634-1984

Email: brian@businesslegaladvisor.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

☑ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.

☑ **Processing time is up to 15 business days** following the date of receipt in our office.

☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***

☑ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**

☑ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

ARTICLES OF AMENDMENT

FOR

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

CW PETROLEUM CORP

CW Petroleum Corp, a corporation organized and existing under the laws of the State of Wyoming (the "**Company**"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company on April 21, 2025 in accordance with the provisions of its Articles of Incorporation, as amended (the "**Articles of Incorporation**") and bylaws (the "**Bylaws**"), pursuant to Title 17-10-602 of the Wyoming Statutes.

WHEREAS, pursuant to Article V of the Articles of Incorporation, the total number of authorized shares of preferred stock (the "**Preferred Stock**") is 1,000,000 shares, all of which have been issued as of the date hereof.

WHEREAS, 1,000,000 shares of Preferred Stock are presently issued and currently outstanding (the "**Series A Preferred Stock**"), and the Company seeks to amend the conversion rights of the holders of the Series A Preferred Stock, as set forth below;

WHEREAS, the Board of Directors of the Company (the "**Board**") has the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the designations, relative rights, preferences, privileges, powers and restrictions of the Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and Bylaws of the Company, the Board hereby amends the relative rights, preferences, privileges, powers and restrictions of the Series A Preferred Stock as follows:

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK of CW PETROLEUM CORP

I, Christopher Williams, the President of CW Petroleum Corp, a corporation organized and existing under the State of Wyoming DO HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, the Board of Directors on April 21, 2025, adopted the following resolution amending a series of Preferred shares of voting Preferred Stock designated as Series A Preferred Stock:

Received
MAY - 2 202
Secretary of State
Wyom

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, a series of voting Preferred Stock of the Company be and it is hereby created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the "Series A Preferred Stock," $.0001 par value, and the number of shares constituting such series shall be 1 million. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Class A Common Shares, $0.001 par value (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on or about the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (subject to the provision for adjustment hereinafter set forth) 1 times the aggregate per share amount of all cash dividends and 1 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after April 15, 2018 (the "Rights Declaration Date") declare or pay any dividend on the Common Stock, stock payable on the Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.

(B) Except as otherwise provided herein, in the Company's Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as otherwise set forth herein or in the Company's Certificate of Incorporation, and except as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in Section 4(A)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided, however, that the

Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; and

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.

In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 8. Redemption.

The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking.

The Series A Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Conversion.

At any time after a holding period of one day from the date of issuance, the Series A Preferred Stock may be converted to shares of Company Common stock at a ratio of one (1) share of Series A Preferred Stock to 500 common shares by the Company's transfer agent. At such time of voluntary conversion, the Holder shall submit the certificate representing the Series A Preferred shares to the company's transfer agent together with an opinion letter of qualified counsel and release of restriction resolution from the Company. Upon the release of restriction of the certificate(s), the company's transfer agent shall issue new common stock in the appropriate amount per conversion and cancel the relinquished preferred shares.

Section 11. Fractional Shares.

Series A Preferred Stock may be issued in fractions which are integral multiples of one one-hundredth of a share. Fractions of shares of Series A Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by the Company. The holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock represented by such depositary receipts.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm and acknowledge the foregoing as true under the penalties of perjury this 21st day of April 2025.

DocuSigned by:

By: ______________________
74CC908FE7014DF...

Name: Christopher Williams
Title: President

Address: 23501 Cinco Ranch Blvd.
Ste H120 - #325
Katy, TX 77494